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                            ARTICLES OF INCORPORATION

                                       OF

                        PACE VARIETY ENTERTAINMENT, INC.

      I, the undersigned natural person. over the age of eighteen (18) years, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for such corporation.


                                  ARTICLE ONE.

      The name of the corporation is PACE Variety Entertainment, Inc.


                                  ARTICLE TWO.

      The period of its duration is perpetual.


                                 ARTICLE THREE.

      The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.


                                  ARTICLE FOUR.

      The aggregate number of shares which the corporation shall have authority to issue, and which shall comprise its total capitalization, is One Hundred Thousand (100,000) shares of common stock having a par value of $0.01 per share.


                                  ARTICLE FIVE.

            The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least ONE THOUSAND AND NO/100 DOLLARS ($1,000.00), consisting of money, labor done or property actually received.


                                  ARTICLE SIX.

      The street address of the initial registered office of the corporation is 515 Post Oak Blvd., Suite 300, Houston, Texas 77027, and the name of its initial registered agent at such address is Jeffrey B. Lewis.

                                 ARTICLE SEVEN.

      The number of directors shall be fixed in the manner provided in the bylaws of the corporation. The number of directors constituting the initial Board of Directors shall be one (1) and the name and address of such person constituting the initial Board of Directors, who is to serve as director until the first annual meeting of the shareholders or until his successors are elected and qualify, is:

      Allen J. Becker   515 Post Oak Blvd., Suite 300
                             Houston, Texas 77027
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In the event the initial director (or all of the initial members of the Board of
Directors, if more than one) dies, becomes legally incapacitated or resigns prior to the issuance of any shares, the incorporator may appoint a substitute initial director or directors to serve as set forth above.


                                 ARTICLE EIGHT.

      To the fullest extent permitted by applicable law, including to the fullest extent permitted by Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, any successor to or modification of such article, or any other applicable statute or judicial or administrative decision, no director of the corporation shall be liable to the corporation or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director. To the fullest extent permitted by applicable law, including to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act, any successor to or modification of such article, or any other applicable statute or judicial or administrative decision, the corporation shall indemnify, reimburse and advance expenses prior to the final disposition of the proceeding to, each director, former director or officer of the Corporation who was, is or is threatened to be made a defendant or respondent in any proceeding, and shall indemnify, reimburse and advance expenses prior to the final disposition of the proceeding to, each director, former director, officer, employee, agent, or person who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership. joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, who was, is or is threatened to be made a defendant or respondent in any proceeding. Any repeal or amendment of this Article shall be prospective only, and shall not adversely affect any right of any person existing at the time of such repeal or amendment.


                                  ARTICLE NINE.

The name and address of the incorporator is:

                                Michael F. Rogers
                      Gardere Wynne Sewell & Riggs, L.L.P.
                           333 Clay Avenue, 8th Floor
                            Houston, Texas 77002-4086


                                  ARTICLE TEN.

      The right of cumulative voting of shares is hereby expressly prohibited.


                                 ARTICLE ELEVEN.

      No shareholder of the corporation shall have any preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right, option or warrant to subscribe to or acquire shares, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the corporation.

      IN WITNESS WHEREOF, I have signed these Articles of Incorporation on this 26th day of August, 1997.

                                             Incorporator


                                             /s/ Michael F. Rogers
                                             ------------------------
                                             MICHAEL F. ROGERS


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